EXHIBIT 99.1
Diametrics Medical, Inc.
6245 Bristol Parkway #263
Culver City, California 90230
March 13, 2006
Paul A. Galleberg
2721 Via Elevado
Palos Verdes Estates, CA 90274
Dear Paul:
     I am pleased to inform you that the Board of Directors (the “Board”) of Diametrics Medical, Inc. (the “Company”) has appointed you to serve as a member of the Board and Chairman of the Compensation Committee of the Board.
     As a member of the Board, you will be entitled to receive $500 for each meeting of the Board you attend (whether in person or via teleconference) and will be entitled to reimbursement for any reasonable out-of-pocket business expenses incurred by you in connection with your service as a member of the Board in accordance with the policies of the Company for reimbursement of business expenses; provided that any expense in excess of $100 shall require the prior approval of an executive officer of the Company.
     The Company also intends to adopt an equity compensation plan in the coming months. Concurrently with the adoption of such plan, the Company will issue to you stock options for 0.3% of the fully-diluted common stock of the Company at the time of adoption of such plan. The stock option agreement for such options will provide that the options have a strike price equal to the fair market value of the Company’s common stock at the time of grant and will provide that the options vest in full upon the earlier of (i) six months the date hereof or (ii) the consummation of a change of control involving the Company. The options will be exercisable for a period of five years after grant, subject to acceleration if you are no longer a member of the Board. In addition, as long as you remain a member of the Board, you will be entitled to receive additional annual stock option grants as determined by the Compensation Committee of the Board.
     Please note that your continued service as a member of the Board is not guaranteed and is subject to the subsequent approval of the Company’s stockholders as provided in the Bylaws of the Company.
     I would appreciate it if you would acknowledge your appointment to the Board by executing a copy of this letter and returning the same to me at the address written above.

Very truly yours,
/s/ W. Bruce Comer III
W. Bruce Comer III
Diametrics Medical, Inc.

I hereby consent to serve as a director of Diametrics Medical, Inc.

/s/ Paul A. Galleberg
PAUL A. GALLEBERG